Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Fourth Quarter and Full Year 2021 Financial Results

McLean, VA, March 2, 2022 – Arlington Asset Investment Corp. (NYSE: AAIC) (the “Company” or “Arlington”) today reported net income available to common shareholders of $3.1 million, or $0.10 per diluted common share, and non-GAAP core operating income of $0.5 million, or $0.02 per diluted common share, for the quarter ended December 31, 2021.  A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release.

Fourth Quarter 2021 Financial Highlights

•	$6.16 per common share of book value
o	3.2% increase from September 30, 2021
•	$0.10 per diluted common share of GAAP net income
•	$0.02 per diluted common share of non-GAAP core operating income
•	$0.09 per common share of book value accretion from the repurchase 3.8% of the outstanding shares of common stock
o	Purchased an additional 2.5% of the outstanding shares of common stock through March 1, 2022
o	12.2 million share remaining authorization as of March 1, 2022
•	1.5 to 1 “at risk” leverage ratio

Full Year 2021 Financial Highlights

•	$0.38 per diluted common share of GAAP net loss
•	$0.17 per diluted common share of non-GAAP core operating income
•	$0.27 per common share of book value accretion from the repurchase of 9.7% of the outstanding shares of common stock
•	Successfully launched two new investment silos in mortgage servicing right (“MSR”) related assets and single-family residential (“SFR”) rental property
o	Initial purchases of SFR properties of $61 million with commitments to purchase an additional $20 million
o	Supported by $150 million five-year financing facility at attractive fixed cost of funds of 2.76%
•	7% reduction in general and administrative expenses
•	Completed a public offering of $37.8 million of 6.00% senior notes due 2026 and redeemed its outstanding 6.625% senior notes due 2023 with an outstanding principal balance of $23.8 million

“We are pleased with fourth quarter results, including an economic return of 3.2% achieved amid challenging market conditions,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “Further, as a result of positive investment returns and accretive stock repurchases, book value per share increased by approximately 2.5% during January 2022, and we believe it is relatively unchanged from that figure through the end of February.

“As previously discussed, the Company continues to progress toward building multiple high return, non-commodity investment channels that diversify investment risk and improve reliability of returns over time.  The Company’s initial efforts include platforms for investments in MSRs, SFR rental properties, and credit securities backed by real estate.

“Our MSR portfolio has generated a 34% annualized return since its initial formation in late 2020, and now represents 43% of investment capital.  Our SFR portfolio, initiated during the third quarter, has reached $125 million as of today and is scaling in eight attractive U.S.

markets with a better-than-expected unlevered yield of 4.9%, a highly attractive financing facility, and anticipated total returns in the double digits.

“With “at risk” leverage of just 1.5x and high liquidity, we continue to be positioned with a primary focus on protecting shareholder capital from the impact of inflation, rising rates, and Federal Reserve monetary tightening.  In addition, we have reduced G&A expenses by 22% over the last two years and 7% over the past year against a strong tide of inflation.

“With the Company’s stock trading at a significant discount to book value, we have utilized our strong financial position to repurchase over $25 million of the Company’s shares as of today.  This equates to 21% of the Company’s outstanding shares of common stock since the inception of our share buyback program in mid-2020.  Included in that number are repurchases to date in 2022 of 0.75 million shares or 2.5% of the outstanding shares of common stock.  At our current stock price, we intend to aggressively repurchase shares of our common stock under our remaining authorization of 12.2 million shares.  If fully executed, our existing authorization would retire approximately 40% of currently outstanding shares.

“It has taken great effort to transition Arlington into a differentiated investment firm dedicated to developing high return programmatic investment channels, and I would like to thank my colleagues for their efforts to increase shareholder value.  I would note that our portfolio is still not fully scaled, and I believe there is additional untapped earnings power in our model.  I am optimistic that our strategy and our team will build on our recent successes and that the Company has a bright future.”

Fourth Quarter Investment Portfolio

As of December 31, 2021, the Company’s investment portfolio totaled $735 million at fair value consisting of the following:

•	$484 million of agency mortgage-backed securities (“MBS”)
•	$125 million of MSR related assets
•	$65 million of credit investments
•	$61 million of SFR real estate assets

The Company has allocated 32%, 43%, 16% and 9% of its invested capital to its agency MBS, MSR related, credit and SFR investment strategies, respectively, as of December 31, 2021.

Agency MBS

The Company’s agency MBS consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by a U.S. government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”).

As of December 31, 2021, the Company’s agency MBS investment portfolio totaled $484 million at fair value consisting entirely of specified agency MBS comprised of the following:

•	$344 million of 2.0% coupon 30-year agency MBS
•	$140 million of 2.5% coupon 30-year agency MBS

As of December 31, 2021, the Company’s $484 million agency MBS portfolio had a weighted average amortized cost basis of $103.56 and a weighted average market price of $100.97.  The Company’s agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  During the fourth quarter of 2021, the Company sold agency MBS for gross sale proceeds of $134 million for a net realized loss of $2.0 million.  The Company did not purchase any specified agency MBS during the fourth quarter of 2021.

The Company’s weighted average yield on its agency MBS was 1.53% for the fourth quarter of 2021 compared to 1.52% for the third quarter of 2021, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 7.43% for the fourth quarter of 2021 compared to 8.62% for the third quarter of 2021.

As of December 31, 2021, the Company had $426 million of repurchase agreements outstanding with a weighted average rate of 0.14% and remaining weighted average maturity of 13 days secured by an aggregate of $448 million of agency MBS at fair value, which includes $28 million at sale price of unsettled agency MBS sale commitments which is included in the line item “sold securities receivable” in the Company’s financial statements.  The Company’s weighted average cost of repurchase agreement funding secured by agency MBS was 0.12% during the fourth quarter of 2021 compared to 0.11% during the third quarter of 2021.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost borrowing and the value of its fixed-rate agency MBS.  Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives variable interest payments based upon either the prevailing three-month London Interbank Offered Rate (“LIBOR”) or Secured Overnight Financing Rate (“SOFR”). As of December 31, 2021, the Company had $150 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 0.84% and a remaining weighted average maturity of 5.0 years.  The Company’s weighted average net pay rate of its interest rate swap agreements was 0.69% during the fourth quarter of 2021 compared to 0.51% during the third quarter of 2021.  Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and, therefore, all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

MSR Related Investments

The Company is party to agreements with a licensed, GSE approved residential mortgage loan servicer that enable the Company to garner the economic return of an investment in an MSR purchased by the mortgage servicing counterparty.  The arrangement allows the Company to participate in the economic benefits of investing in an MSR without holding the requisite licenses to purchase or hold MSRs directly.  Under the terms of the arrangement, the Company provides capital to the mortgage servicing counterparty to purchase MSRs directly, and the Company in turn receives all the economic benefits of the MSRs less a fee payable to the counterparty. At the Company’s option, the mortgage servicing counterparty could utilize leverage on the MSRs that are subject to the Company’s MSR financing receivable to finance the purchase of additional MSRs to increase potential returns to the Company.  The transactions are accounted for as a financing receivable on the Company’s consolidated financial statements.

As of December 31, 2021, the Company had $125 million of MSR financing receivable investments at fair value.  During the fourth quarter of 2021, the Company invested additional capital of $5.7 million in MSR financing receivables.  As of December 31, 2021, the mortgage servicing counterparty has drawn $40 million of financing under its credit facility collateralized by the MSRs that reference the Company’s MSR financing receivable resulting in a leverage ratio of 0.3 to 1 as of December 31, 2021. The weighted average yield on the Company’s MSR financing receivables was 9.63% for the fourth quarter of 2021 compared to 8.85% for the third quarter of 2021.

Credit Investments

The Company’s credit investments generally include mortgage loans secured by residential or commercial real property or MBS collateralized by residential or commercial mortgage loans or residential solar panel loans (“non-agency MBS”).  As of December 31, 2021, the Company’s $65 million credit investment portfolio at fair value was comprised of the following:

•	$29 million commercial mortgage loan
•	$21 million of non-agency MBS collateralized by business purpose residential mortgage loans
o	Includes a $10 million net investment in a consolidated VIE
•	$15 million of asset backed securities collateralized by loans secured by residential solar panels

During the fourth quarter of 2021, the Company sold credit investments for gross proceeds of $23 million for a net realized loss of $1.0 million. During the fourth quarter of 2021, the Company purchased credit investments totaling $24 million.

As of December 31, 2021, the Company had a $21 million repurchase agreement outstanding with a rate of 2.60% and remaining maturity of 319 days secured by a $29 million commercial mortgage loan at fair value.  As of December 31, 2021, the Company did not have any repurchase agreements outstanding secured by non-agency MBS.

Single-family Residential Investments

During the third quarter of 2021, the Company launched its SFR investment strategy of acquiring, leasing and operating single-family residential homes as rental properties.  As of December 31, 2021, the Company had acquired 214 SFR properties for a total cost of $61 million and had commitments to acquire an additional 69 SFR properties for an aggregate purchase price of $20 million.  The timing of the earnings benefit to the Company from investing in SFR rental properties will be dictated by the pace of home purchases, the level of any property level refurbishments required after purchase and the length of the lease marketing period.  The Company expects the time period between the date of settlement of the home purchase to the date the house is occupied by a tenant to average between 30 to 60 days.  During the period prior to a lease commencement, the Company is incurring costs to hold the property including real estate taxes, insurance, homeowner association fees and interest costs.

As of December 31, 2021, the Company has drawn $39.4 million under its $150 million credit facility.  Advances may be drawn up to 74% of the fair value of eligible SFR properties with an advance period that expires in March 2023 with outstanding principal balance due in October 2026.  Advances under the facility bear interest at a fixed rate of 2.76%.

Other Fourth Quarter 2021 Financial Highlights

The Company’s “at risk” leverage ratio was 1.5 to 1 as of December 31, 2021 compared to 1.8 to 1 as of September 30, 2021.  The Company’s “at risk” leverage ratio is calculated as the sum of the Company’s repurchase agreement financing, long-term secured debt, net payable or receivable for unsettled securities, net contractual price of TBA commitments and financing embedded in its MSR financing receivables less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.

During the fourth quarter of 2021, the Company repurchased 1.2 million shares of its common stock at an average price of $3.65 per share for a total purchase cost of $4.4 million, representing 3.8% of common stock outstanding as of September 30, 2021. For the year, the Company repurchased 3.2 million shares of its common stock at an average price of $3.83 per share for a total purchase cost of $12.5 million, representing 9.7% of common stock outstanding as of December 31, 2020.  Subsequent to December 31, 2021, the Company repurchased an additional 0.75 million shares of its common stock at an average price of $3.42 per share for a total purchase cost of $2.6 million, representing 2.5% of common stock outstanding as of December 31, 2021.  Currently, the Company had remaining authorization from its Board of Directors to repurchase up to 12.2 million shares of its common stock.

Distributions to Shareholders

The Company’s Board of Directors approved distributions to its Series B and Series C preferred shareholders of $0.4375 per share and $0.515625 per share, respectively, for the fourth quarter of 2021.  The distributions were paid on December 30, 2021 to shareholders of record as of December 21, 2021.  The Company’s Board of Directors determined not to declare a dividend on its common stock for the fourth quarter of 2021.  The Company’s Board of Directors will continue to evaluate the payment of quarterly dividends based on multiple factors including current financial results, overall market conditions, return opportunities on investments, liquidity needs, opportunities to return capital to shareholders through accretive stock repurchases and REIT distribution requirements.  No definitive determination has been made at this time regarding the declaration of future dividends.

The Company is organized and operated in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes and currently intends to continue to be organized and operated in such a manner.  As a REIT, distributions to shareholders will generally be taxable as ordinary income that are not eligible to be taxed as qualified dividends.  However, a portion of such distributions may be designated as long-term capital gain dividends to the extent that such portion is attributable to the Company’s sale of capital assets held for more than one year.  Non-corporate taxpayers may deduct up to 20% of dividends received from a REIT that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.  Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of each shareholder’s tax basis in the Company’s stock and as capital gain thereafter.

The Company has also announced the tax characteristics of the distributions paid to its preferred shareholders in calendar year 2021.  The Company's distributions paid to its Series B and Series C preferred shareholders in 2020 of $1.75 per share and $2.0625 per share, respectively, were all a return of capital. Preferred shareholders should receive a Form 1099-DIV containing this information from their brokers, transfer agents or other institutions.

Conference Call

The Company will hold a conference call for investors at 10:00 A.M. Eastern Time on Thursday, March 3, 2022 to discuss the Company’s fourth quarter 2021 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AAIC) currently invests primarily in mortgage related and residential real estate and has elected to be taxed as a REIT.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election), use of equity raise proceeds and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, the uncertainty and economic impact of the ongoing coronavirus (COVID-19) pandemic and the measures taken by the government to address it, including the impact on our business, financial condition, liquidity and results of operations due to a significant decrease in economic activity and disruptions in our financing operations, among other factors, changes in interest rates, increased costs of borrowing, decreased interest spreads, credit risks underlying the Company’s assets, especially related to the Company’s mortgage credit investments, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s investment strategy, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	December 31, 2021	September 30, 2021
ASSETS
Cash and cash equivalents (includes $2,118 and $-0-, respectively, from a consolidated VIE)	$20,543	$21,166
Restricted cash	1,132	217
Restricted cash of consolidated VIE	111	3,267
Sold securities receivable	28,219	—
Agency mortgage-backed securities, at fair value	483,927	637,718
MSR financing receivables, at fair value	125,018	112,834
Credit investments, at fair value	55,919	55,277
Mortgage loans of consolidated VIE, at fair value	7,442	16,516
Single-family residential real estate	60,889	9,407
Derivative assets, at fair value	250	2,004
Deposits	4,549	6,114
Other assets (includes $547 and $67, respectively, from a consolidated VIE)	15,037	15,089
Total assets	$803,036	$879,609
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$446,624	$553,983
Secured debt of consolidated VIE, at fair value	508	7,350
Derivative liabilities, at fair value	228	3,020
Long-term unsecured debt	85,994	85,901
Long-term debt secured by single-family properties	39,178	—
Other liabilities (includes $2 and $52, respectively, from a consolidated VIE)	6,377	4,678
Total liabilities	578,909	654,932
Equity:
Preferred stock (liquidation preference of $37,266 and $36,901, respectively)	36,208	35,849
Common stock	307	316
Additional paid-in capital	2,030,315	2,034,310
Accumulated deficit	(1,842,703)	(1,845,798)
Total equity	224,127	224,677
Total liabilities and equity	$803,036	$879,609
Book value per common share (1)	$6.16	$5.97
Common shares outstanding (in thousands) (2)	30,334	31,464

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.
(2) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

	December 31, 2021	September 30, 2021
Assets and liabilities of consolidated VIE:
Cash and restricted cash	$2,229	$3,267
Mortgage loans, at fair value	7,442	16,516
Other assets	547	67
Secured debt, at fair value	(508)	(7,350)
Other liabilities	(2)	(52)
Net investment in consolidated VIE	$9,708	$12,448

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Year Ended	Three Months Ended
	December 31, 2021	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Interest income
Agency mortgage-backed securities	$10,634	$2,206	$2,660	$2,984	$2,784
MSR financing receivables	6,282	2,589	1,945	1,390	358
Credit securities and loans	5,058	772	1,247	1,770	1,269
Mortgage loans of consolidated VIE	2,908	144	301	776	1,687
Other	648	169	193	125	161
Total interest and other income	25,530	5,880	6,346	7,045	6,259
Rent revenues from single-family properties	259	259	—	—	—
Interest expense
Repurchase agreements	1,483	286	306	403	488
Long-term debt secured by single-family properties	151	151	—	—	—
Long-term unsecured debt	5,112	1,376	1,435	1,150	1,151
Secured debt of consolidated VIE	1,460	20	173	405	862
Total interest expense	8,206	1,833	1,914	1,958	2,501
Single-family property operating expenses	629	593	36	—	—
Net operating income	16,954	3,713	4,396	5,087	3,758
Investment and derivative (loss) gain, net	(13,199)	3,909	(1,313)	(9,032)	(6,763)
General and administrative expenses
Compensation and benefits	6,979	1,855	1,888	1,841	1,395
Other general and administrative expenses	4,725	1,125	1,009	1,349	1,242
Total general and administrative expenses	11,704	2,980	2,897	3,190	2,637
(Loss) income before income taxes	(7,949)	4,642	186	(7,135)	(5,642)
Income tax provision (benefit)	1,566	808	436	(76)	398
Net (loss) income	(9,515)	3,834	(250)	(7,059)	(6,040)
Dividend on preferred stock	(2,916)	(739)	(731)	(723)	(723)
Net (loss) income (attributable) available to common stock	$(12,431)	$3,095	$(981)	$(7,782)	$(6,763)
Basic (loss) earnings per common share	$(0.38)	$0.10	$(0.03)	$(0.24)	$(0.20)
Diluted (loss) earnings per common share	$(0.38)	$0.10	$(0.03)	$(0.24)	$(0.20)
Weighted average common shares outstanding (in thousands)
Basic	32,312	31,100	31,927	33,066	33,181
Diluted	32,312	31,421	31,927	33,066	33,181

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income from financial assets” and “net operating income from SFR properties, excluding depreciation,” less “core general and administrative expenses,” long-term unsecured debt interest expense, preferred stock dividends and an “income tax provision for taxable REIT subsidiary (“TRS”) core operating income.”

Economic Net Interest Income from Financial Assets

Economic net interest income from financial assets, a non-GAAP financial measure, is comprised of the following:

•	total interest and other income from our investments in interest-bearing securities loans and other financial assets;

•

TBA dollar roll income, which represents the implied net interest income earned from the agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  TBA dollar income is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; net of

•	interest expense incurred from repurchase agreements or other financing arrangements secured by our investments in interest-bearing financial assets; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA dollar roll income and the net interest income earned or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “investment and derivative gain (loss), net.” We believe that economic net interest income from financial assets assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses and the costs of corporate financing.

Net Operating Income (Loss) from SFR Properties, Excluding Depreciation

Net operating income (loss) from SFR properties, excluding depreciation, represents the operating income (loss) of the Company’s single-family residential properties determined in accordance with GAAP plus the depreciation and amortization of the SFR properties.  Net operating income (loss) from SFR properties, excluding depreciation is comprised of the following:

•	rent revenues from single-family properties; net of

•	single-family property operating expenses; and

•	interest expense incurred from long-term debt secured by single-family properties.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.

Income Tax Provision for TRS Core Operating Income

Our TRSs are subject to U.S. federal and state corporate income taxes.  Our computation of core operating income includes a provision for income taxes on the core operating income of our TRSs.  The core operating income of our TRSs is comprised of net interest income generated by our TRSs net of our TRSs’ general and administrative expenses.  In our consolidated statements of comprehensive income prepared in accordance with GAAP, the “income tax provision (benefit)” includes (i) the income tax provision for TRS core operating income and (ii) an income tax provision for (or benefit from) periodic increases (or decreases) in the fair value of the investments of our TRSs, which are recognized in net income as a component of “investment and derivative gain (loss) net.”

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters and for the year ended December 31, 2021 (unaudited, amounts in thousands, except per share amounts):

	Year Ended	Three Months Ended
	December 31, 2021	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Investments in financial assets
Interest and other income	$25,530	$5,880	$6,346	$7,045	$6,259
TBA dollar roll income	4,143	465	1,064	1,778	836
Interest expense	(2,943)	(306)	(479)	(808)	(1,350)
Interest rate swap net interest expense	(2,929)	(653)	(379)	(1,187)	(710)
Economic net interest income from financial assets	23,801	5,386	6,552	6,828	5,035
Investments in SFR properties
Rent revenues	259	259	—	—	—
Property operating expenses, excluding depreciation	(330)	(306)	(24)	—	—
Interest expense	(151)	(151)	—	—	—
Net operating loss from SFR properties, excluding depreciation	(222)	(198)	(24)	—	—
Core general and administrative expenses	(9,621)	(2,457)	(2,377)	(2,653)	(2,134)
Long-term unsecured debt interest expense	(5,112)	(1,376)	(1,435)	(1,150)	(1,151)
Preferred stock dividend	(2,916)	(739)	(731)	(723)	(723)
Income tax provision for TRS core operating income	(286)	(129)	(85)	(61)	(11)
Non-GAAP core operating income	$5,644	$487	$1,900	$2,241	$1,016

Non-GAAP core operating income per diluted common share	$0.17	$0.02	$0.06	$0.07	$0.03
Weighted average diluted common shares outstanding	32,626	31,421	32,243	33,424	33,444

The following table provides a reconciliation of GAAP net income (loss) to non-GAAP core operating income for the last four fiscal quarters and for the year ended December 31, 2021 (unaudited, amounts in thousands):

	Year Ended	Three Months Ended
	December 31, 2021	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net (loss) income (attributable) available to common stock	$(12,431)	$3,095	$(981)	$(7,782)	$(6,763)
Add (less):
Investment and derivative loss (gain), net	13,199	(3,909)	1,313	9,032	6,763
Stock-based compensation expense	2,083	523	520	537	503
Income tax provision (benefit) for TRS investment gain (loss)	1,280	679	351	(137)	387
Depreciation of single-family residential properties	299	287	12	—	—
Add back:
TBA dollar roll income	4,143	465	1,064	1,778	836
Interest rate swap net interest expense	(2,929)	(653)	(379)	(1,187)	(710)
Non-GAAP core operating income	$5,644	$487	$1,900	$2,241	$1,016

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.  Furthermore, there may be differences between non-GAAP core operating income and taxable income determined in accordance with the Internal Revenue Code.  As a REIT, the Company will be required to distribute at least 90% of its REIT taxable income (subject to certain adjustments) to qualify as a REIT and all of its taxable income in order to not be subject to any U.S. Federal or state corporate income taxes.  Accordingly, non-GAAP core operating income may not equal the Company’s distribution requirements as a REIT.

The following tables present information on the Company’s investment and hedge portfolio as of December 31, 2021 (unaudited, dollars in thousands):

Investments:

	Assets	Capital Allocation (1)	Capital Allocation (%)	Leverage (2)
Agency MBS	$483,927	$91,763	32%	4.3
MSR financing receivables	125,018	125,018	43%	0.3
Credit investments (3)	65,627	44,946	16%	0.5
Single-family residential properties	60,889	26,407	9%	1.5
Total invested capital	735,461	288,134	100%

(1)	Our investable capital is calculated as the sum of our shareholders’ equity capital and long-term unsecured debt.
(2)

Our leverage is measured as the ratio of our repurchase agreement financing, long-term secured debt, net payable or receivable for unsettled securities, net contractual forward purchase price of our TBA commitments and financing embedded in its MSR financing receivables less our cash and cash equivalents compared to our investable capital.

(3)	Includes our net investment of $9,708 in a variable interest entity with gross assets and liabilities of $10,218 and $510, respectively, that is consolidated for GAAP financial reporting purposes.

Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
2.0%	$343,689	$9,916	$353,605	$(9,213)	$344,392	$100.20	2.00%	7.7
2.5%	135,598	7,146	142,744	(3,218)	139,526	102.90	2.50%	5.7
5.5%	8	—	8	1	9	115.14	5.50%	4.9
Total/weighted-average	$479,295	$17,062	$496,357	$(12,430)	$483,927	$100.97	2.14%	7.2

MSR Financing Receivables:

Amortized Cost Basis (1)	Unrealized Gain	Fair Value
$110,835	$14,183	$125,018

(1)	Represents capital investments plus accretion of interest income net of cash distributions.

MSR Financing Receivable Underlying Reference Amounts:
MSRs	Financing	Advances Receivable	Cash and Other Net Receivables	Counterparty Incentive Fee Accrual	MSR Financing Receivables	Implicit Leverage
$157,640	$(40,398)	$3,731	$7,865	$(3,820)	$125,018	0.32

Underlying Reference MSRs:
Holder of Loans	Unpaid Principal Balance	Weighted-Average Note Rate	Weighted-Average Servicing Fee	Weighted-Average Loan Age	Price	Multiple (1)	Fair Value
Fannie Mae	$14,020,461	2.94%	0.25%	11 months	1.11%	4.38	$155,195
Freddie Mac	223,975	2.98%	0.25%	8 months	1.09%	4.35	2,445
Total/weighted-average	$14,244,436	2.94%	0.25%	11 months	1.11%	4.38	$157,640

(1)	Calculated as the underlying MSR price divided by the weighted-average servicing fee.

Interest Rate Swap Agreements:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)
Years to maturity:
Less than 3 years	$50,000	0.71%	0.13%	(0.58)%	1.8
3 to less than 10 years	100,000	0.90%	0.13%	(0.77)%	6.6
Total/weighted-average	$150,000	0.84%	0.13%	(0.71)%	5.0

Credit Investments:

	Unpaid Principal Balance	Net Unamortized Premiums (Discounts)	Amortized Original Cost Basis	Net Unrealized Gain (Loss)	Fair Value (1)	Market Price	Leverage	Total Return on Capital (2)
Commercial mortgage loan	$29,697	$—	$29,697	$—	$29,697	$100.00	2.3	10.67%
Business purpose residential MBS (3)	21,609	1,887	23,496	(2,701)	20,795	96.02	—	10.52%
Residential solar panel loan ABS	18,589	(3,314)	15,275	(141)	15,134	81.23	—	2.80%
Total/weighted-average	$69,895	$(1,427)	$68,468	$(2,842)	$65,626	$93.78	0.5	10.18%

(1)	For credit investments in securities, includes contractual accrued interest receivable.
(2)

Calculated as an annualized internal rate of return based upon our initial investment, cash received from the investment, cash paid for secured financing costs (if any) and assumes liquidation at quarter-end at an amount equal to estimated fair value plus accrued interest and the payoff of any secured financing and accrued interest thereon (if any).

(3)	Includes our net investment in a VIE of $9,708 at fair value that is consolidated for GAAP financial reporting purposes.

Single-Family Residential Properties:

Market	Number of Properties	Gross Book Value	Average Gross Book Value	Average Square Feet	Average Year Built
Tulsa, OK	49	$12,071	$246	1,740	2014
Kansas City, MO	30	8,565	286	1,925	2003
Memphis, TN	30	8,557	285	1,949	2008
Atlanta, GA	28	8,434	301	2,487	2010
Huntsville, AL	25	7,527	301	2,221	2012
Dallas, TX	21	6,994	333	1,999	2013
Charlotte, NC	16	5,153	322	1,884	2011
Birmingham, AL	15	3,887	259	1,659	2019
Total/weighted average	214	$61,188	$286	1,980	2011

Status of Property	Number of Properties	Gross Book Value
In rehabilitation	41	$11,260
In marketing	59	17,375
Leased not yet occupied	8	2,612
Leased and occupied	106	29,941
Total	214	$61,188